UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2007

SPATIALIGHT, INC. (Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation)

000-19828 (Commission File Number)	16-1363082 (IRS Employer Identification No.)

Five Hamilton Landing Suite 100 Novato, California (Address of Principal Executive Offices)	94949 (Zip Code)

(415) 883-1693 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 20, 2007, the Company received a notice from the NASDAQ Stock Market that it does not meet the requirements for continued listing on the NASDAQ Stock Market under Marketplace Rule 4310(c)(8)(D) because the closing bid price for the Company’s Common Stock had closed below the minimum of $1.00 per share for the last 30 trading days. Unless the closing bid price for shares of the Company’s Common Stock exceeds $1.00 per share for 10 consecutive trading days prior to October 17, 2007, the staff of the NASDAQ may notify the Company that the Common Stock will be delisted from the NASDAQ Capital Market.

On April 27, 2007 the Company received a NASDAQ Staff Determination that it does not meet the requirements for continued listing upon the NASDAQ Capital Market under Marketplace Rule 4310(c)(8)(C) because the aggregate market value of its publicly held Common Stock was below $35,000,000 for 10 consecutive trading days, and was not corrected within the 30 day cure period.

The Company will request such an appeal hearing and present its case by disclosing to the hearing board confidential information for bringing the Company into compliance and plans to maintain future compliance. The anticipated hearing date will be no earlier than June, 2007. Until a determination is made on the appeal, the Common Stock is expected to be traded on the NASDAQ Capital Market under the HDTV symbol.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPATIALIGHT, INC. (Registrant)

Date: April 27, 2007	By:	/s/ David F. Hakala
(Signature)
Name: David F. Hakala Title: Chief Executive Officer